Filed Under Rule 424(b)(3), Registration Statement No. 333-83208
Pricing Supplement Number 74 Dated November 03, 2003
(To: Prospectus Dated March 15, 2002 and Prospectus Supplement Dated March 15, 2002)

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	Survivor's Option	Type of Notes
09700PER5	$4,250,000.00	100.000%	0.750%	$4,218,125.00	3.300%	MONTHLY	11/15/2007	12/15/2003	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Quick and Reilly Inc., U.S. Bancorp Piper Jaffray, UBS Financial Services Inc., Wachovia Securities, Wachovia Securities, Inc

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	Survivor's Option	Type of Notes
09700PES3	$2,610,000.00	100.000%	1.100%	$2,581,290.00	4.050%	QUARTERLY	11/15/2009	02/15/2004	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Quick and Reilly Inc., U.S. Bancorp Piper Jaffray, UBS Financial Services Inc., Wachovia Securities, Wachovia Securities, Inc

Boeing Capital Corporation 3780 Kilroy Airport Way, Suite 750 Long Beach, CA 90806	Trade Date: Monday, November 03, 2003 @12:00 PM ET
Settle Date: Thursday, November 06, 2003
Minimum Denomination/Increments: $1,000.00 / $1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0443 via Pershing, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved

Boeing Capital Corporation $1,000,000,000.00 Boeing Capital Corporation InterNotes Prospectus Dated 15-Mar-02